EXHIBIT 99.1

Contact:	Frank Perez
Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP REPORTS RECORD
THIRD QUARTER RESULTS

Net Income Jumps 6.1% to $1.9 million

FRANKLIN, Tenn. – (October 29, 2008) – Tennessee Commerce Bancorp, Inc. (NASDAQ:TNCC) today reported record net income, assets, loans and deposits for the third quarter ended September 30, 2008.  Net income rose to $1.9 million, or $0.39 per diluted share, for the third quarter of 2008, compared with $1.8 million, or $0.36 per diluted share, in the third quarter of 2007.

“Tennessee Commerce’s continued growth highlights the strength of our local market and our strategic focus on the business banking market,” stated Mike Sapp, President of Tennessee Commerce Bancorp.  “We achieved record earnings in the third quarter despite the turmoil in the financial markets that significantly reduced our loan sales to other banks.  Our earnings benefited from solid growth in net interest income and improved margins that more than offset the reduced fees from loan sales compared with last year.  We are on track for Tennessee Commerce to report record earnings for 2008 and expect to outperform the market during these tough economic times.

“Net loans rose 35% to a record $985.6 million in the third quarter and were up almost $59 million from the linked second quarter of this year.  Our deposits were up 29% to a record $988.7 million and passed the $1 billion milestone early in the fourth quarter.  Based on recent banking data for our home market, Tennessee Commerce holds the number one market position for deposits in Williamson County.  We are very proud of achieving these records solely from organic growth and without any assistance from mergers or acquisitions,” continued Mr. Sapp.

Third Quarter Highlights

●Net income rose 6.1% to $1.9 million, or $0.39 per share
●Net loans increased 35.0% to a record $985.6 million
●Asset quality remained strong with a 1.22% loan loss reserve to loans
●Total deposits increased 29% to a record $988.7 million
●Operating efficiency ratio was 47.44%, one of the best in the industry
●Net interest income increased 30.8% to $9.3 million
●Net interest margin was 3.46%
●Total risk-based capital was 10.18% and Tier 1 capital was 9.01% for the bank

“Loan demand remains solid in many of the business sectors we serve and the outlook for the fourth quarter is very encouraging,” continued Mr. Sapp.  “We expect total loans to pass the $1 billion mark before year end based on local market demand and the contribution from our new loan production offices opened earlier this year in Minneapolis and Atlanta.”

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TNCC Reports Record Third Quarter Results

October 29, 2008

Net interest income rose 30.8% to $9.3 million in the third quarter of 2008 compared with $7.1 million in the third quarter of 2007.  The increase in net interest income was due to a 39.2% increase in average earning assets to $1.1 billion generated by growth in the loan portfolio, offset somewhat by a 21 basis point decline in net interest margin since the third quarter of 2007.  Net interest margin increased 2 basis points to 3.46% in the third quarter of 2008 compared with 3.44% in the linked second quarter of 2008.  Our margin growth from the linked second quarter benefited from an excellent average loan yield of 7.56% in the third quarter combined with lower average deposit costs.

Provision for loan losses rose to $1.9 million in the third quarter of 2008, compared with $1.3 million in the third quarter of last year.  At the end of the third quarter, the allowance for loan losses was $12.2 million, or 1.22% of loans, compared with $9.3 million, or 1.25% of loans, in the year prior period.  The increase in allowance for loan losses was primarily related to the $255.7 million growth in the loan portfolio since the third quarter of 2007.

“Total non-performing loans increased in the third quarter primarily due to four credits that are well collateralized,” noted Mr. Sapp.  “We believe our loan quality is very good overall due to our diversification across a wide range of industries and our strict underwriting standards.  In addition, we have no exposure to the sub-prime market.  We are maintaining our very aggressive stance in monitoring credit quality and quickly moving non-performing loans through the workout process to minimize potential losses.  We believe that our current allowance for loan losses is adequate based on current reviews of our loan portfolio.”

Non-interest income was down 82.9% to $98,000 compared with $574,000 in the third quarter of last year.  Tennessee Commerce sold approximately $3.9 million in loans during the third quarter of 2008 for a net gain of $1,000 compared with loan sales and participations sold of $9.6 million and a $547,000 ($0.07 per share after tax) gain on sale of loans in the third quarter of 2007.  The 2008 gain on sale of loans was offset largely by the reversal of loan fees related to payoffs and loans repurchased during the quarter.  In addition, third quarter of 2008 non-interest income was reduced by a $97,000 loss on security sales.

“The market for inter-bank loan sales was virtually frozen during the third quarter due to the turmoil in the financial industry.  Our plans for the second half of 2008 called for a higher percentage of loan sales than the prior year to help balance loan growth with our capital base.  The tight liquidity in the market contributed to the shutdown in loan sales during the quarter and reduced our potential earnings for the quarter.  We expect the recent injection of funds into the market will have a positive impact on the resumption of inter-bank loan sales; however, it is too early to estimate the change in market conditions on our fourth quarter loan sales and earnings since loan sales remain very low to date for the fourth quarter,” continued Mr. Sapp.

Non-interest expenses rose 28.1% to $4.4 million compared with $3.5 million in the third quarter of 2007.  This increase was due primarily to higher professional fees related to audit, legal and other professional expenses. In addition, other non-interest expenses increased due to higher costs related to loan portfolio management.

Tennessee Commerce was classified as a well-capitalized bank at the end of the third quarter.  Total risk-based capital was 9.87% for the holding company and 10.18% for the bank compared with regulatory requirements of 10.0% for a well-capitalized bank and minimum regulatory requirements of 8.0%.  Tier 1 capital was 8.70% for the holding company and 9.01% for the bank, both well above the requirement of 6.0% for a well-capitalized bank and minimum regulatory requirements of 4.0%.

Average weighted diluted shares outstanding decreased 2.6% to 4.85 million in the third quarter of 2008 from 4.98 million in the third quarter of 2007.  The decrease in average weighted shares outstanding was due to certain stock options being excluded from the most recent quarter’s calculation since they were anti-dilutive shares.

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TNCC Reports Record Third Quarter Results

October 29, 2008

Nine Months Results

●Net income rose 6.5% to $5.1 million, or $1.05 per diluted share
●Net interest income increased 30.1% to $25.1 million
●Non interest income declined 28.8% to $1.4 million
●Gain on sale of loans decreased 22.3% to $1.4 million
●Non interest expenses were up 35.5% to $12.4 million

“Tennessee Commerce outperformed the majority of its peer group during the first nine months of 2008.  We benefited from our business banking model that continues to deliver above average loan growth and very efficient operations.  Our efficiency ratio of 47.4% for the third quarter was one of the best in the industry and our asset-to-employee ratio rose to $13.8 million, almost four times higher than the average for other Tennessee banks,” concluded Mr. Sapp.

Net income rose 6.5% to $5.1 million for the first nine months of 2008 compared with $4.8 million in the same period of 2007.  Net income per diluted share increased 6.1% to $1.05 compared with $0.99 in the first nine months of 2007.

Net interest income rose 30.1% to $25.1 million, up from $19.3 million in the first nine months of 2007 based on a 42.5% increase in average earnings assets to $986 million.  Net interest margin was 3.40% for the 2008 period compared with 3.73% for the same period in 2007.

Provision for loan losses was $5.8 million for the first nine months of 2008 compared with $4.3 million for the same period in 2007.  The increase was primarily related to the overall growth in the loan portfolio.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham, and Minneapolis.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

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TNCC Reports Record Third Quarter Results

October 29, 2008

TENNESSEE COMMERCE BANCORP, INC. CONSOLIDATED BALANCE SHEETS SEPTEMBER 30, 2008 (UNAUDITED) AND DECEMBER 31, 2007

(Dollars in thousands, except per share data)		September 30, 2008	December 31, 2007 (1)
ASSETS
Cash and due from financial institutions	`	$5,251	$5,236
Federal funds sold		—	9,573
Cash and cash equivalents		5,251	14,809
Securities available for sale		76,651	73,753
Loans		997,839	794,322
Allowance for loan losses		(12,191)	(10,321)
Net loans		985,648	784,001

Premises and equipment, net		2,433	1,413
Accrued interest receivable		7,632	5,901
Restricted equity securities		1,376	938
Deferred tax asset		—	—
Income tax receivable		—	1,886
Other assets		27,067	17,452

Total assets		$1,106,058	$900,153

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing		$30,573	$27,427
Interest-bearing		958,091	787,626
Total deposits		988,664	815,053

Federal funds purchased		10,985	2,000
Accrued interest payable		3,099	2,292
Short-term borrowings		10,000	7,000
Accrued Bonuses		496	1,700
Long-term subordinated debt		23,198	8,248
Deferred tax liabilities		770	139
Other liabilities		1,494	600
Total liabilities		1,038,706	837,032
Shareholders’ equity
Preferred stock, no par value. 1,000,000 shares authorized; none issued		—	—
Common stock, $0.50 par value. 10,000,000 shares authorized at September 30, 2008 and December 31, 2007; 4,731,696 and 4,724,196 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively.		2,366	2,362
Additional paid-in capital		45,265	45,024
Retained earnings		20,533	15,426
Accumulated other comprehensive income/ loss		(812)	309
Total shareholders’ equity		67,352	63,121

Total liabilities and shareholders’ equity		$1,106,058	$900,153

(1) The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

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TNCC Reports Record Third Quarter Results

October 29, 2008

TENNESSEE COMMERCE BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 (UNAUDITED)

	Nine Months Ended September 30,		Three Months Ended September 30,
(Dollars in thousands, except share data)	2008	2007	2008	2007
Interest income
Loans, including fees	$52,125	$41,252	$18,528	$15,267
Securities	3,398	2,507	1,221	920
Federal funds sold	148	435	7	184
Total interest income	55,671	44,194	19,756	16,371

Interest expense
Deposits	29,340	24,411	9,902	9,138
Other	1,199	462	580	143
Total interest expense	30,539	24,873	10,482	9,281

Net interest income	25,132	19,321	9,274	7,090

Provision for loan losses	5,790	4,300	1,850	1,300

Net interest income after provision for loan losses	19,342	15,021	7,424	5,790

Non-interest income
Service charges on deposit accounts	89	98	40	30
Securities gains (losses)	(67)	10	(97)	—
Gain on sale of loans	1,419	1,827	1	547
Other	(13)	71	154	(3)
Total non-interest income	1,428	2,006	98	574

Non-interest expense
Salaries and employee benefits	6,151	5,363	2,058	2,125
Occupancy and equipment	1,037	799	315	287
Data processing fees	910	729	376	224
Professional fees	1,531	543	627	51
Other	2,811	1,749	1,070	784
Total non-interest expense	12,440	9,183	4,446	3,471

Income before income taxes	8,330	7,844	3,076	2,893

Income tax expense	3,223	3,050	1,190	1,116

Net income	$5,107	$4,794	$1,886	$1,777

Earnings per share (EPS):
Basic EPS	$1.08	$1.05	$0.40	$0.38
Diluted EPS	1.05	0.99	0.39	0.36

Weighted average shares outstanding:
Basic	4,731,039	4,578,930	4,731,696	4,700,509
Diluted	4,878,150	4,857,681	4,851,831	4,979,260

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TNCC Reports Record Third Quarter Results

October 29, 2008

Tennessee Commerce Bancorp, Inc.
Financial Highlights

(Dollars in thousands except ratios and share data)

	2008	2007	% Change
For the Quarter ending 9/30
Earnings:
Net Interest Income	$9,274	$7,090	30.80%
Non-Interest Income	98	574	-82.93%
Provision for Loan Losses	1,850	1,300	42.31%
Operating Expense	4,446	3,471	28.09%
Operating Income	3,076	2,893	6.33%
Applicable Tax	1,190	1,116	6.63%
Net Income	$1,886	$1,777	6.13%

At September 30
Total Assets	$1,106,058	$840,195	31.64%
Net Loans	985,648	729,905	35.04%
Earning Assets	1,062,299	810,458	31.07%
Allowance for Loan Losses	12,191	9,250	31.79%
Deposits	988,664	766,290	29.02%
Shareholders' Equity	$67,352	$60,208	11.87%

Total Shares Outstanding	4,731,696	4,707,196	0.52%

Significant Ratios – 3rd quarter
Net Interest Margin	3.46%	3.67%
Return on Average Assets *	0.68%	0.89%
Return on Average Equity *	11.35%	12.12%
Efficiency Ratio	47.44%	45.29%
Loan Loss Reserve/ Loans	1.22%	1.25%
Basic Earnings per Share	$0.40	$0.38	5.26%
Diluted Earnings per Share	$0.39	$0.36	8.33%

* annualized

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TNCC Reports Record Third Quarter Results

October 29, 2008

TENNESSEE COMMERCE BANCORP, INC. ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS (UNAUDITED)

	Three Months Ended September 30, 2008			Three Months Ended September 30, 2007
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$975,487	$18,528	7.56%	$685,681	$15,267	8.83%
Securities:
Taxable	87,356	1,221	5.47%	64,987	920	5.54%
Federal funds sold and other	1,553	7	1.79%	14,218	184	5.13%
Total interest-earning assets	1,064,396	$19,756	7.37%	764,886	$16,371	8.48%
Nonearning assets	38,335			24,664
Total assets	$1,102,731			$789,550

Interest-bearing liabilities:
Interest-bearing deposits	$961,777	$9,902	4.10%	$698,350	$9,138	5.19%
Federal funds purchased	15,377	115	2.98%	190	3	6.26%
Subordinated debt	32,736	465	5.65%	8,335	140	6.66%
T Total interest-bearing liabilities	$1,009,890	10,482	4.13%	$706,875	9,281	5.21%
Noninterest bearing deposits and other liabilities	26,756			24,008
Stockholders’ equity	66,085			58,667
Total liabilities and equity	$1,102,731			$789,550
Net interest income		$9,274			$7,090
Net interest spread (1)			3.24%			3.27%
Net interest margin (2)			3.46%			3.67%

(1) Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

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TNCC Reports Record Third Quarter Results

October 29, 2008

TENNESSEE COMMERCE BANCORP, INC. LOAN DATA

(amounts in thousands)
	9/30/08	6/30/08	3/31/08
LOAN BALANCES BY TYPE:
Commercial and Industrial	$580,501	$556,056	$515,339
Consumer	3,479	3,375	3,844
Real Estate:
Construction	165,511	152,075	135,151
1-4 Family	38,128	34,165	32,842
Other	162,283	153,770	154,750
Total Real Estate	365,922	340,010	322,743
Other	47,937	39,195	23,022
Total	$997,839	$938,636	$864,948

ASSET QUALITY DATA:
Nonaccrual Loans	$9,834	$5,566	$5,835
Loans 90+ Days Past Due	4,398	3,245	2,065
Total Non-Performing Loans	14,232	8,811	7,900
Other Real Estate Owned	1,126	485	690
Total Non-Performing Assets	$15,358	$9,296	$8,590

Non-Performing Loans to Total Loans	1.4%	0.9%	0.9%
Non-Performing Assets to Total Loans and OREO	1.5%	1.0%	1.0%
Allowance for Loan Losses to Non-Performing Loans	85.7%	130.7%	139.7%
Allowance for Loan Losses to Total Loans	1.2%	1.2%	1.3%
Loans 30+ Days Past Due to Total Loans	3.0%	3.5%	2.6%
(loans not included in non-performing loans)
Net Chargeoffs to Average Gross Loans	0.1%	0.2%	0.1%

NET CHARGEOFFS FOR QUARTER	$1,179	$1,854	$887

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